Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement
No. 333-277313
Relating to Preliminary Prospectus Supplement dated May 7, 2024 to Prospectus dated February 23, 2024

Pricing Term Sheet

AVALONBAY COMMUNITIES, INC.
$400,000,000 5.350% Senior Notes due 2034

May 7, 2024

Issuer:	AvalonBay Communities, Inc.
Principal Amount:	$400,000,000
Maturity:	June 1, 2034
Coupon:	5.350%
Price to Public:	99.697% of face amount
Yield to Maturity:	5.389%
Spread to Benchmark Treasury:	T + 95 basis points
Benchmark Treasury:	4.000% due February 15, 2034
Benchmark Treasury Price and Yield:	96-17+ / 4.439%
Interest Payment Dates:	June 1 and December 1, commencing December 1, 2024
Optional Redemption:
Make-whole Call:	Make-whole call at T + 15 basis points
Par Call:	On or after March 1, 2034 (three months prior to the maturity date)
Trade Date:	May 7, 2024
Settlement Date:	T + 5; May 14, 2024; under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the second business day before the Settlement Date will be required, by virtue of the fact that the Notes initially will settle on a delayed basis, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors with respect to these matters.

CUSIP:	053484 AF8
ISIN:	US053484AF80
Ratings*:	A3/A- (Moody’s / S&P)
Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof
Joint Bookrunners:	BofA Securities, Inc., PNC Capital Markets LLC, RBC Capital Markets, LLC, TD Securities (USA) LLC, Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, Scotia Capital (USA) Inc., Truist Securities, Inc. and Wells Fargo Securities, LLC
Senior Co-Managers:	Barclays Capital Inc., BNP Paribas Securities Corp., Deutsche Bank Securities Inc., Mizuho Securities USA LLC, U.S. Bancorp Investments, Inc.
Co-Managers:	Samuel A. Ramirez & Company, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the preliminary prospectus supplement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request them by calling BofA Securities, Inc. at 1-800-294-1322, PNC Capital Markets LLC at 1-855-881-0697, RBC Capital Markets, LLC at 1-866-375-6829 or TD Securities (USA) LLC at 1-855-495-9846.

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